EXHIBIT 99.1

News Release Contact: Marlys Knutson Polaris Sales Inc. 2100 Highway 55 Medina, MN 55340-9770 Phone: 763/542-0533 Fax: 763/542-2317 marlys.knutson@polarisind.com
Tiller to Step Down as Polaris CEO at End of 2008
Search for Successor Underway
     Medina, MN, (January 16, 2008) — Polaris Industries Inc. (NYSE: PII) announced today that its Chief Executive Officer, Tom Tiller, expects to step down from his position by the end of 2008 when his current employment contract expires. Tiller, 46, has been with the company since July, 1998 and its CEO since May, 1999.
     Tiller explained his decision as a personal one. “After considerable thought and extensive discussions with the Board of Directors, I felt 2008 was the right time to leave. When I came to Polaris from GE, I expected to lead the company for a considerable period, and 2008 marks my tenth year here. I absolutely love our company, our products, and our people, and I’m proud of what we have been able to accomplish together. This past year was another good one for us in a tough environment, and I expect 2008 to be good as well. We have a very solid and experienced team, and I am confident in our ability to win well into the future. Our company is in good shape so it seems like the right time.”
     “Polaris is a company that is built on innovation. And a fresh set of eyes every decade or so is a good thing. With just two CEO’s over the past 27 years, we have enjoyed consistent leadership and results. I am confident that we will identify a successor that will benefit our employees, dealers, suppliers, shareholders and communities for the long run. And for me personally, I am excited about ending my tenure as CEO in a very strong way, helping the Board choose a successor, and then exploring some new challenges.” Tiller is expected to remain on the Polaris Board of Directors for a transitional period after a successor is named.

     The Board of Directors, led by its chairman Greg Palen, is directing the search for Tiller’s successor and will evaluate both internal and external candidates. “The Board is committed to ensuring that Polaris goes through an effective and orderly leadership transition,” said Palen. “We have had a comprehensive succession plan in place for several years, and are in the process of executing that plan, which will ultimately identify the best possible candidate. We will take the time necessary to identify the very best person, and that process is expected to be completed this year.” In the interim, the current management team, led by Tom Tiller and Bennett Morgan, President & COO, will continue to direct the company to ensure continuity.
     As CEO, Tiller led Polaris to become a more diverse and global company. Net sales grew from $1.1 billion in 1998 to nearly $1.8 billion today and the Company expanded its International business outside of North America from 6 percent of total Company sales in 1998 to approximately 14 percent of Company sales today. The market capitalization of Polaris also grew from approximately $1.0 billion in 1998 to nearly $1.7 billion at the end of 2007.
     Additionally, Tiller continued to diversify the revenue and income generation capabilities of the Company to better weather economic changes including growing the side-by-side business into what now represents more than one-third of total Polaris ATV sales under the RANGER™ brand, and establishing Victory as the first successful launch of a major motorcycle brand in more than 60 years. Tiller also significantly grew Polaris’ financial services business and expanded the highly profitable parts, garments and accessories business. During his tenure, Polaris invested $36 million into a new 126,000-square-foot Product Development Center in Wyoming, Minnesota, the single largest investment in product development the Company has ever made, which demonstrates the Company’s commitment to continuing to create innovative, top-of-the-line, high-quality vehicles for Polaris and Victory riders.
     “We are thankful to Tom for the direction and success he has provided in the decade in which he has led the Company, and support his decision to take some time away from the life of a public company CEO,” said Palen. “His focus on helping the Board to identify the right person to lead Polaris in the future and his decision to remain as CEO until the successor is named and in place are key steps to ensure both a smooth leadership transition and a successful 2008 for Polaris.”

Polaris Reaffirms Full Year 2007 Sales and Earnings Guidance
Polaris will release its fourth quarter and full year 2007 financial results the morning of Tuesday, January 29, 2008, and remains confident in its previously announced full year 2007 sales growth guidance of five to six percent growth over 2006, and full year 2007 earnings per share from continuing operations guidance range of $3.05 to $3.10 per diluted share, a 12 to 14 percent increase over 2006.
Conference Call to be Held Today
     Today at 10:00 AM (CST) Polaris Industries Inc. will host a conference call regarding this announcement.
     To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada or 706-679-2596 internationally. The conference call will also be broadcast live over the Internet at www.polarisindustries.com (click on Our Company then Investor Relations).
     A replay of the conference call will be available approximately two hours after the call concludes for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada or 706-645-9291 internationally. The Conference I.D. is 30950396.
About Polaris
With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles (ATVs), including the Polaris RANGER™, snowmobiles and Victory Motorcycles for recreational and utility use. Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory Motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index. Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.